Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

THIRD Quarter 2020 Results

TALLAHASSEE, FL – October 29, 2020 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank, today announced unaudited financial results for the quarter ended September 30, 2020. The Company reported net earnings of $1,481,000, or $0.47 per basic and diluted share, for the quarter ended September 30, 2020, compared to net earnings of $964,000 or $0.31 per basic and diluted share, for the quarter ended September 30, 2019.  For the nine months ended September 30, 2020, the Company reported net earnings of $2,917,000 or $0.92 per basic and diluted share, compared to net earnings of $2,595,000 or $0.83 per basic and diluted share, for the nine months ended September 30, 2019.

“Towards the end of the quarter, some positive indicators began to return to the local market,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of the Company. “The impacts on our clients and their businesses from shutdowns and social distancing have lessened and the numbers reflect this change.  Our team has done an outstanding job of actively measuring and managing loan risks while at the same time growing the Bank,” he continued.

“A sharp decline in loan modifications, complemented by better-than-projected increases in new lending, have us feeling pretty good about where we are right now.  We will continue to closely monitor these activities,” Dixon said.

The Paycheck Protection Program ("PPP") became a once-in-a-generation event for the Bank and a significant catalyst for growth as 35% of the 414 non-client PPP recipients later became expanded clients of the Bank as of September 30, 2020. “The team’s nimbleness – and the emphasis on client communication – was unmatched by many larger banks,” he said.

According to Dixon, the Bank’s balance sheet and asset quality are very strong.  He cited the Bank’s non-performing assets of 0.25% at quarter end.  “Add to that continued growth in noninterest income, particularly mortgage income, and a lower efficiency ratio (51.7%) and you see a picture of a Company well-positioned for growth. The momentum we are experiencing should carry us wherever we are looking to go.”

Third Quarter 2020 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary (Unaudited)
(dollars in thousands except per share amounts)
	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19
Net earnings	$1,481	$720	$716	$947	$964
Book value per share	$18.81	$18.30	$17.88	$17.51	$17.25
Earnings per share - Basic	$0.47	$0.23	$0.22	$0.29	$0.31
Earnings per share - Diluted	$0.47	$0.23	$0.22	$0.29	$0.31
Weighted-average basic shares outstanding	3,117,623	3,116,307	3,183,857	3,190,933	3,147,696
Weighted-average diluted shares outstanding	3,117,680	3,116,370	3,185,558	3,195,793	3,151,321
Return on average assets(1)	0.96%	0.47%	0.56%	0.75%	0.83%
Return on average equity(1)	10.27	5.09	5.09	6.84	7.14
Average yield on earning assets(1)	3.66	3.59	4.17	4.17	4.48
Net interest margin(1)	3.18	3.07	3.42	3.36	3.63
Efficiency ratio(2)	51.72	56.57	65.14	60.40	65.03
Nonperforming assets/total assets(3)	0.25	0.33	0.57	0.52	0.54

(1) Ratio has been annualized

(2) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

(3) Nonperforming assets include other real estate owned and loans greater than 90 days past due and exclude troubled debt restructuring loans (TDRs).

•	A $606,000, or 49.4% decrease, in the provision for loan losses from the prior quarter drove earnings in the third quarter of 2020.
•

Adjusted pre-tax, pre-provision net earnings for the third quarter were $2.6 million and adjusted pre-tax, pre-provision annualized returns on average assets and average common equity were 1.66% and 17.80%, respectively. (These are considered non-GAAP financial measures. Please refer to "Non-GAAP Measures and Ratio Reconciliation" in the Tables on pages 12-13 for more detail.)

•	Book value per share of $18.81 increased 9.0% year-over-year.
•	Deposits increased by $117.0 million, or 26.7%, since December 31, 2019. Approximately $31.7 million are estimated to be PPP deposits.
•

During the second and third quarters, the Company originated and funded 911, or $82.4 million, in PPP loans offered through the Small Business Administration ("SBA"). Of this amount, 414 loans were originated with new clients and approximately 35% of these borrowers have since expanded their banking relationships.

•	COVID-19 loan modifications declined 88.2% from the prior quarter.

COVID-19 Update

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets and significantly increased unemployment levels.  The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments and the duration of the pandemic and actions taken by governmental authorities to slow the spread of the disease and mitigate its economic impact.

Management believes credit quality deterioration directly related to the pandemic still could materialize in the future. Through September 30, 2020, the Company has accommodated 70 requests for payment deferrals or modifications on loans totaling $42.4 million, or 11.5% of the Bank’s portfolio loans, excluding PPP loans.  Approximately 88.9% of the requests were for loans secured with real estate.  At quarter end, 62 of these 70 loan modification requests, totaling $34.7 million, had reverted back to original pre-modification terms and are being paid as agreed. The tables below give more detail on loan modification activity and PPP loan originations through September 30, 2020.

Active Loan Deferral Requests

September 30, 2020

(dollars in thousands)

								Percent
			Average	Cumulative	Cumulative	Cumulative	Weighted	of
	Number of	Dollar	Balance	Interest	Interest	Payment	Average	Total Loan
	Loans	Amount Loans	Loans	Only	Only	Deferral	LTV Loans	Collateral
Collateral or Loan Type	Modified	Modified	Modified	3 Months	4-6 Months	6 Months	Modified	or Type
1-4 family owner occupied	2	$1,468	$734	$-	$-	$1,468	69%	29%

1-4 family non-owner occupied	-	-	-	-	-	-	-	-

CRE owner occupied	2	1,032	516	241	-	791	54	21

CRE non-owner occupied	1	1,737	1,737	-	1,737	-	59	35

Commercial & Industrial	1	43	43	43	-	-	N/A	1

Construction/Land	1	712	712	-	712	-	22	14

Consumer	1	18	18	-	-	18	N/A	-
Total	8	$5,010	$626	$284	$2,449	$2,277	-	100.0%

PPP Loans by Industry

September 30, 2020

(dollars in thousands)

	Total	Avg. Loan	% of
Category	Balance	Balance	Total
Hospitality	$6,424	$73	7.8%
Real estate services and construction	13,324	69	16.2
Wholesale and retail trade and manufacturing	10,920	85	13.2
Financial, professional, and information services	23,118	108	28.1
Administrative, religious and other services	16,800	80	20.4
Healthcare services	11,826	158	14.3
Total	$82,412	$91	100.0%

Earnings Summary (Unaudited)

(dollars in thousands)

				Change 3Q'20 vs.
	3Q'20	2Q'20	3Q'19	2Q'20	3Q'19
Net interest income	$4,745	$4,569	$3,980	3.9%	19.2%
Provision for loan losses	621	1,227	241	(49.4)	157.7
Noninterest income	570	414	370	37.7	54.1
Noninterest expense	2,749	2,819	2,829	(2.5)	(2.8)
Income taxes	464	217	316	113.8	46.8
Net earnings	$1,481	$720	$964	105.7%	53.6%

On a linked quarter basis, the Company’s performance primarily benefitted from the $606,000 decrease in the provision for loan losses. Growth in both net interest income and noninterest income, driven primarily by interest and fees on loans and fee income from two back-to-back interest rate swap transactions, and lower interest and noninterest expense also contributed to the quarter's higher earnings. Higher income tax expense, due to higher income before taxes, partially offset these positive net income drivers.

Compared to the same period a year ago, the $517,000 increase in net earnings reflects higher interest income on loans and higher noninterest income (driven by mortgage revenue and fee income) and lower interest and noninterest expense.  An increase in the provision for loan losses and income tax expense partially offset these positive contributions to net income.

	Nine Months Ended
	September 30, 2020	September 30, 2019	$ Change	% Change
Net interest income	$13,457	$11,426	$2,031	17.8%
Provision for loan losses	2,484	585	1,899	324.6
Noninterest income	1,351	1,107	244	22.0
Noninterest expense	8,506	8,518	(12)	(0.1)
Income taxes	901	835	66	7.9
Net income	$2,917	$2,595	$322	12.4%

A 20.3% increase in interest income from loans, propelled by the origination of commercial real estate loans and PPP loans, combined with lower deposit funding costs, resulted in the 17.8% increase in net interest income for the nine months ended September 30, 2020 compared to the same period a year ago.  Offsetting this $2.0 million increase in net interest income is a $1.9 million increase in the provision for loan losses, due primarily to charge-off activity in the second quarter and $559,000 in cumulative unallocated reserves to provide for potential credit deterioration associated with the COVID-19 global pandemic. Year-to-date loan growth (excluding PPP loans) is approximately $23 million higher in 2020 than 2019, also contributing to the higher provision.

Interest income (Unaudited)

(dollars in thousands)

				Change 3Q'20 vs.
	3Q'20	2Q'20	3Q'19	2Q'20	3Q'19
Interest income:
Loans	$5,101	$4,844	$4,179	5.3%	22.1%
Securities	311	$428	338	(27.3)	(8.0)
Other	43	$62	402	(30.6)	(89.3)
Total interest income	$5,455	$5,334	$4,919	2.3%	10.9%

On a linked quarter basis and compared to the third quarter of 2019, the increase in net interest income reflects a change in the balance sheet mix with funds shifting out of federal funds sold, deposits with banks and securities and into loans. The average loan balances increased $146.8 million, or 46.9%, from the third quarter of 2019, with more than half of the loan growth coming from PPP loan originations in the second and third quarters of 2020.  Excluding PPP loans, the average loan balance still increased approximately $64.6 million, or 20.6%, from the same period last year, boosted primarily by commercial real estate loan originations.

Interest expense (Unaudited)

(dollars in thousands)

				Change 3Q'20 vs.
	3Q'20	2Q'20	3Q'19	2Q'20	3Q'19
Total interest expense	$710	$765	$939	(7.2)%	(24.4)%

Despite higher balances of interest-bearing liabilities, total interest expense declined $55,000 from the second quarter of 2020 and $229,000 from the third quarter of 2019.  Management has strategically lowered interest rates on deposits resulting in a 49-basis-point decrease since the third quarter of 2019.

Margin Analysis (Unaudited)

(dollars in thousands)

	3Q'20			2Q'20			3Q'19
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans(1)	$459,984	$5,000	4.35%	$427,902	$4,745	4.44%	$313,232	$4,093	5.23%
Loans held for sale	11,624	101	3.48	9,788	99	4.05	7,527	86	4.57
Debt securities available for sale	64,032	311	1.94	68,014	428	2.52	53,507	338	2.53
Other(2)	60,729	43	0.28	89,217	62	0.28	64,794	402	2.48
Total interest-earning assets	596,369	$5,455	3.66%	594,921	$5,334	3.59%	439,060	$4,919	4.48%
Noninterest-earning assets	22,485			21,749			26,699
Total assets	$618,854			$616,670			$465,759

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$336,751	$420	0.50%	$311,237	$412	0.53%	$255,563	$629	0.98%
Time deposits	64,967	290	1.79	67,287	325	1.93	56,000	305	2.18
Total interest-bearing deposits	401,718	710	0.71	378,524	737	0.78	311,563	934	1.20
Other borrowings	-	-	-	33,129	28	0.34	1,249	5	1.60
Total interest-bearing liabilities	401,718	710	0.71%	411,653	765	0.74%	312,812	939	1.20%
Noninterest-bearing deposits	152,026			140,234			93,981
Noninterest-bearing liabilities	7,431			8,220			4,981
Stockholders' equity	57,679			56,563			53,985
Total liabilities and stockholders' equity	$618,854			$616,670			$465,759

Net earning assets	$194,651			$183,268			$126,248
Net interest income		$4,745			$4,569			$3,980
Interest rate spread (3)			2.95%			2.85%			3.28%
Net interest margin (4)			3.18%			3.07%			3.63%

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and Federal Home Loan Bank stock.

(3)    Interest rate spread is the difference between the total interest-earning asset yield and the rate paid on total interest-bearing liabilities.

(4)    Net interest margin is net interest income divided by total average interest-earning assets, annualized.

While there has been net interest margin compression since the third quarter of 2019, there was slight improvement on a linked quarter basis.  A shift in the earning assets mix from cash, federal funds sold, and securities to loans combined with overall lower cost of funds resulted in the 11-basis-point improvement in net interest margin.

Compared to a year ago, yield compression from PPP loans combined with lower market interest rates has negatively impacted the Company's net interest margin. Subtracting out the impact of the PPP loans, the Company's adjusted average loan yield was 4.73%, compared to 5.23% in the third quarter of 2019.  (Please refer to "Non-GAAP Measures and Ratio Reconciliation" in the Tables on pages 12-13 for more detail). Looking forward, management expects fluctuations in its net interest margin, in part, due to the uncertain timing and methods of PPP loans exiting the balance sheet and the resulting shift in the earnings assets mix. Pressure from declining loan yields was partially offset by lower deposit costs and an increase in the average balance of noninterest-bearing deposits as a percent of the average balance of total deposits from 23.2% in the third quarter of 2019 to 27.5% in the third quarter of 2020.

Provision for Loan Losses

Comparing the third quarter to the second quarter of 2020, the provision for loan losses decreased approximately 49.4%, or $606,000. The Company took $686,000 in net charge-offs during the second quarter compared to $36,000 in the third quarter, contributing to the large variance in the provision between the two quarters.

The provision for loan losses for the quarter and nine months ended September 30, 2020 increased substantially over the same periods in 2019.  The Company recognized $1.1 million in net charge-offs for the first nine months of 2020 (unrelated to the COVID-19 pandemic) and year-to-date loan growth (excluding PPP loans) is approximately $23 million higher in 2020 than 2019.  The charge-offs, in conjunction with an increase in general and specific reserves and a $559,000 addition to unallocated reserves in anticipation of possible COVID-19 related credit deterioration, has resulted in higher provision expense in 2020.

Noninterest income (Unaudited)

(dollars in thousands)

				Change 3Q'20 vs.
	3Q'20	2Q'20	3Q'19	2Q'20	3Q'19
Service charges and fees on deposit accounts	$48	$44	$74	9.1%	(35.1)%
Debit card/ATM revenue, net	91	79	67	15.2	35.8
Mortgage banking revenue	224	219	151	2.3	48.3
Income from bank-owned life insurance	40	40	46	-	(13.0)
Other income	167	32	32	421.9	421.9
Total noninterest income	$570	$414	$370	37.7%	54.1%

On a linked quarter basis, noninterest income increased across all categories, with the exception of income from bank-owned life insurance, which remained constant. The increase in total noninterest income was largely driven by a $135,000 increase in other income, resulting primarily from the origination of back-to-back client interest rate swaps during the third quarter. Mortgage banking revenue remained fairly flat over the second quarter due to a longer than normal holding period for held-for-sale loans, driven by a large volume of refinance activity in the general mortgage market.

Compared to the third quarter of 2019, growth in debit card/ATM net revenue, mortgage banking net revenue, and other income significantly outweighed declines in income from bank-owned life insurance and service charges and fees on deposit accounts, resulting in the $200,000 increase year-over-year.  Increases in debit card/ATM net revenue largely stemmed from the Bank processing more debit card transactions, while the decline in service charges and fees from 2019 levels is attributed to slowed business activity resulting from COVID-19.  The mortgage team has reported strong results in 2020, already surpassing 2019 production by units, volume, and gain on sales revenue.  As previously discussed, the increase in other income resulted from the Company's addition of an interest rate hedging program which allows commercial loan clients to swap from variable to fixed interest rates.

Noninterest expense (Unaudited)

(dollars in thousands)

				Change 3Q'20 vs.
	3Q'20	2Q'20	3Q'19	2Q'20	3Q'19
Salaries and employee benefits	$1,498	$1,546	$1,575	(3.1)%	(4.9)%
Occupancy and equipment	377	381	373	(1.0)	1.1
Professional fees	89	83	79	7.2	12.7
Marketing	97	100	172	(3.0)	(43.6)
FDIC Assessment	68	67	6	1.5	1,033.3
Software maintenance, amortization and other	205	201	188	2.0	9.0
Other	415	441	436	(5.9)	(4.8)
Total noninterest expense	$2,749	$2,819	$2,829	(2.5)%	(2.8)%

On a linked quarter basis, a $48,000 decline in salaries and benefits and $26,000 decline in other expense were the driving factors in the decrease in noninterest expense. The Company reported lower commissions and payroll taxes in the third quarter due, in part, to the longer turnover period for held-for-sale loans.  The $26,000 decline in other noninterest expense is mainly attributable to decreases in printing and supplies and other miscellaneous expenses. The Company recognized higher miscellaneous expenses in the second quarter associated with its virtual annual shareholder's meeting and the printing and mailing of its annual proxy materials.

Compared to the third quarter of 2019, deferred loan origination fees increased in the third quarter of 2020 due to portfolio loan growth and the higher inventory of held-for-sale mortgage loans in the Bank's loan portfolio at quarter-end, causing a decline in salaries and employee benefits expense.  In addition, marketing costs are down $75,000, or 43.6%, and travel and entertainment expenses are down $43,000, or 98.5%, as the COVID-19 pandemic continues to limit travel and group activities. These savings were partially offset by the $62,000 increase in the FDIC assessment from the third quarter of 2019 when the Deposit Insurance Fund Reserve Ratio exceeded its 1.38% threshold and resulted in a credit towards the Bank's quarterly assessment.

Balance Sheet

At September 30, 2020, the Company reported $620.7 million in total assets, $555.2 million in deposits, and $465.6 million in net portfolio loans. This compares to $500.9 million in total assets, $438.3 million in deposits, and $337.7 million in net portfolio loans at December 31, 2019. Loan growth occurred in all categories, with the exception of consumer loans which declined slightly.  Nearly all of the net growth in the commercial sector stemmed from PPP loan originations as excess client liquidity has tempered non-PPP commercial loan growth.  Excluding PPP loans, the Company still achieved double digit loan growth, or approximately 13.3%, since year-end due mostly to strong loan production in the commercial real estate and residential real estate sectors.  The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands)

	September 30, 2020		December 31, 2019
	Unaudited		Audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$126,840	26.8%	$94,728	27.7%
Residential real estate and home equity	145,894	30.8	135,913	39.8
Construction	36,996	7.8	33,583	9.8
Commercial	156,787	33.2	69,770	20.4
Consumer	6,572	1.4	7,631	2.3
Total Loans	473,089	100.0%	341,625	100.0%

Net deferred loan (fees) costs	(1,614)		499
Allowance for loan losses	(5,833)		(4,414)
Loans, net	$465,642		$337,710

The $117.0 million increase in deposits since December 31, 2019 is attributed to increased market share, deposits associated with PPP loans, and conversion of new PPP clients to full banking relationships.  Furthermore, existing clients have maintained additional liquidity in the current environment. PPP deposits were estimated to be $34.7 million at June 30, 2020 and $31.7 million at September 30, 2020. While management anticipates some shrinkage in deposits as PPP funds are spent, management expects the majority of the increase in total deposits will remain long term.

Total stockholders’ equity was $58.7 million, or 9.5% of total assets, at September 30, 2020 compared to $55.9 million at December 31, 2019, or 11.2% of total assets.  Increases in retained earnings and accumulated other comprehensive income were partially offset by the Company's $1.2 million share repurchase that was initiated toward the end of the first quarter.  Book value per share increased from $17.51 at December 31, 2019 to $18.81 at September 30, 2020, with 3,117,842 common shares outstanding.

As of September 30, 2020, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.06%, a 13.79% Common Equity Tier 1 Capital Ratio, a 13.79% Tier 1 Risk-Based Capital Ratio, and a 15.04% Total Risk-Based Capital Ratio.  Since December 31, 2019, the Holding Company has injected $6 million into the Bank.  Also, during the third quarter, the Company closed on a $15.0 million 5-year revolving Line of Credit, enhancing its liquidity sources to support the ongoing capital needs of the Bank.  As of September 30, 2020, there were no outstanding borrowings under this Line of Credit.

Asset Quality

Loans totaling $1.3 million were deemed to be impaired under the Bank’s policy at September 30, 2020, with reserves on impaired loans totaling $258,000.  At September 30, 2020, the Bank had five nonaccrual loans in the aggregate amount of $1.3 million, compared to twelve nonaccrual loans totaling $2.6 million at December 31, 2019.  At September 30, 2020, the Company reported no loans greater than 90 days past due and accruing and $234,000 in other real estate owned. Net charge-offs, totaling $36,000 for the quarter ended September 30, 2020, were predominantly in the consumer loan category and not related to the COVID-19 pandemic. Nonperforming assets as a percentage of total assets stood at 0.25% at the end of the third quarter. Management believes that the allowance for loan losses which was $5.8 million, or 1.49% of gross loans (excluding PPP loans), at September 30, 2020 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of September 30, 2020, the Bank had 90 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

About Non-GAAP Financial Measures

Certain financial measures and ratios we present including "pre-tax, pre-provision (PTPP) net earnings," "PTPP return on average common equity," "PTPP return on average assets," and "adjusted average loan yield" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to those financial measures and ratios as "non-GAAP financial measures." We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present, and future periods.

These non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures is included at the end of the financial statement tables.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19
Interest income:
Loans	$5,101	$4,844	$4,429	$4,237	$4,179
Securities	311	428	384	342	338
Other	43	62	232	378	402
Total interest income	5,455	5,334	5,045	4,957	4,919
Interest expense:
Deposits	710	737	899	962	934
Other borrowings	-	28	3	4	5
Total interest expense	710	765	902	966	939
Net interest income	4,745	4,569	4,143	3,991	3,980
Provision for loan losses	621	1,227	636	546	241
Net interest income after provision for loan losses	4,124	3,342	3,507	3,445	3,739

Noninterest income:
Service charges and fees on deposit accounts	48	44	64	75	74
Debit card/ATM revenue, net	91	79	81	60	67
Mortgage banking revenue	224	219	148	213	151
Income from bank-owned life insurance	40	40	40	42	46
Other income	167	32	34	38	32
Total noninterest income	570	414	367	428	370

Noninterest expense:
Salaries and employee benefits	1,498	1,546	1,618	1,384	1,575
Occupancy and equipment	377	381	338	330	373
Professional fees	89	83	91	112	79
Marketing	97	100	201	178	172
FDIC assessment	68	67	52	26	6
Software maintenance, amortization and other	205	201	193	185	188
Other	415	441	445	454	436
Total noninterest expense	2,749	2,819	2,938	2,669	2,829

Earnings before income taxes	1,945	937	936	1,204	1,280
Income taxes	464	217	220	257	316
Net earnings	$1,481	$720	$716	$947	$964

Basic earnings per share	$0.47	$0.23	$0.22	$0.29	$0.31

Diluted earnings per share	0.47	0.23	0.22	0.29	0.31

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	Unaudited		Unaudited
Interest income:
Loans	$5,101	$4,179	$14,374	$11,951
Securities	311	338	1,123	967
Other	43	402	337	1,111
Total interest income	5,455	4,919	15,834	14,029
Interest expense:
Deposits	710	934	2,346	2,598
Other borrowings	-	5	31	5
Total interest expense	710	939	2,377	2,603
Net interest income	4,745	3,980	13,457	11,426
Provision for loan losses	621	241	2,484	585
Net interest income after provision for loan losses	4,124	3,739	10,973	10,841
Noninterest income:
Service charges and fees on deposit accounts	48	74	156	213
Debit card/ATM revenue, net	91	67	251	193
Mortgage banking revenue	224	151	591	454
Income from bank-owned life insurance	40	46	120	136
Gain on sale of securities available for sale	-	-	-	7
Other income	167	32	233	104
Total noninterest income	570	370	1,351	1,107
Noninterest expense:
Salaries and employee benefits	1,498	1,575	4,662	4,711
Occupancy and equipment	377	373	1,096	1,075
Professional fees	89	79	263	262
Marketing	97	172	398	565
FDIC assessment	68	6	187	93
Software maintenance, amortization and other	205	188	599	507
Other	415	436	1,301	1,305
Total noninterest expense	2,749	2,829	8,506	8,518
Earnings before income taxes	1,945	1,280	3,818	3,430
Income taxes	464	316	901	835
Net earnings	$1,481	$964	$2,917	$2,595

Earnings per common share:
Basic	$0.47	$0.31	$0.92	$0.83
Diluted	0.47	0.31	0.92	0.83
Cash dividends per common share(1)	-	-	0.12	0.12

(1) Annual cash dividends were paid during the first quarters of 2020 and 2019.

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	$56,004	$62,307	$72,677	$75,082	$84,278
Debt securities available for sale	61,060	66,898	70,976	61,333	55,773
Loans, held for sale	14,900	8,949	8,946	6,193	7,907
Loans, net	465,642	442,574	362,436	337,710	315,807
Federal Home Loan Bank stock	493	493	493	404	404
Premises & equipment, net	8,210	8,187	8,072	7,744	7,787
Right of use lease asset	3,517	3,568	3,619	3,669	3,719
Accrued interest receivable	1,879	1,723	1,273	1,137	1,073
Bank-owned life insurance	6,621	6,581	6,541	6,501	6,459
Other real estate owned	234	234	234	-	-
Other assets	2,103	658	850	1,088	859
Total Assets	$620,663	$602,172	$536,117	$500,861	$484,066

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$150,494	$146,542	$106,176	$96,807	$96,732
Savings, NOW and money-market deposits	340,931	323,523	297,991	272,283	265,518
Time deposits	63,822	66,449	70,116	69,174	58,947
Total Deposits	555,247	536,514	474,283	438,264	421,197
Other borrowings	-	-	-	1,254	2,053
Official checks	1,577	3,373	1,391	606	900
Operating lease liability	3,625	3,669	3,714	3,758	3,801
Other liabilities	1,563	1,584	1,038	1,111	1,088
Total Liabilities	562,012	545,140	480,426	444,993	429,039
Total Stockholders' Equity	58,651	57,032	55,691	55,868	55,027
Total Liabilities and Stockholders' Equity	$620,663	$602,172	$536,117	$500,861	$484,066

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands except per share amounts)

	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19
Per Share Data:
Earnings per share - Basic	$0.47	$0.23	$0.22	$0.29	$0.31
Earnings per share - Diluted	$0.47	$0.23	$0.22	$0.29	$0.31
Book value per share	$18.81	$18.30	$17.88	$17.51	$17.25
Shares outstanding	3,117,842	3,116,499	3,115,334	3,191,288	3,190,031
Weighted-average basic shares outstanding	3,117,623	3,116,307	3,183,857	3,190,933	3,147,696
Weighted-average diluted shares outstanding	3,117,680	3,116,370	3,185,558	3,195,793	3,151,321

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.96%	0.47%	0.56%	0.75%	0.83%
Return on average equity(1)	10.27	5.09	5.09	6.84	7.14
Average yield on earning assets	3.66	3.59	4.17	4.17	4.48
Net interest margin(2)	3.18	3.07	3.42	3.36	3.63
Efficiency ratio(3)	51.72	56.57	65.14	60.40	65.03
Noninterest expense/average assets(1)	1.78	1.83	2.30	2.13	2.43

Asset Quality Data:
Nonaccrual loans	$1,315	$1,756	$2,244	$2,591	$2,603
Loans 90 days past due + other real estate owned	234	234	787	-	-
Total nonperforming assets	1,549	1,990	3,031	2,591	2,603
Nonperforming assets/total assets	0.25%	0.33%	0.57%	0.52%	0.54%
Loans 30-89 days past due	$-	$5	$3,029	$743	$254
Total loans, net of held-for-sale loans	473,089	449,667	366,627	341,625	319,261
Loans 30-89 days past due / total loans	0.00%	0.00%	0.83%	0.22%	0.08%
Net charge-offs / average loans (1)	0.03%	0.64%	0.39%	0.32%	0.34%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	9.24%	9.53%	10.75%	11.08%	11.73%
Tier 1 Leverage Capital Ratio (Bank)	9.06	8.99	9.33	9.31	9.24
Common Equity Tier 1 Capital Ratio (Bank)	13.79	13.80	12.41	13.24	12.95
Tier 1 Risk-Based Capital Ratio (Bank)	13.79	13.80	12.41	13.24	12.95
Total Capital Ratio (Bank)	15.04	15.05	13.64	14.49	14.15

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized.
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Quarterly Pre-Pax Pre-Provision Calculation (Unaudited)
(dollars in thousands except per share amounts)

	3Q'20	2Q'20	1Q'20	4Q'19	3Q'19
Net Income
Net earnings (GAAP)	$1,481	$720	$716	$947	$964
Plus: provision for loan losses	621	1,227	636	546	241
Plus: income taxes	464	217	220	257	316
PTPP net earnings (non-GAAP)	$2,566	$2,164	$1,572	$1,750	$1,521

Earnings per Share EPS
Weighted average common shares, diluted	3,117,680	3,116,370	3,185,558	3,195,793	3,151,321
EPS, diluted (GAAP)	$0.47	$0.23	$0.22	$0.29	$0.31
PTPP EPS, diluted (non-GAAP)	$0.82	$0.69	$0.49	$0.55	$0.48

Return on Average Assets (ROAA)
Average assets	$618,854	$616,670	$510,233	$501,878	$465,759
ROAA (GAAP)	0.96%	0.47%	0.56%	0.75%	0.83%
PTPP ROAA (non-GAAP)	1.66%	1.40%	1.23%	1.39%	1.31%

Return on Average Common Equity
Average common equity	$57,679	$56,563	$56,253	$55,340	$53,985
ROAE (GAAP)	10.27%	5.09%	5.09%	6.84%	7.14%
PTPP ROAE (non-GAAP)	17.80%	15.30%	11.18%	12.65%	11.27%

Adjusted Average Loan Yield:
Average loans, excluding loans held for sale	$459,984	$427,902	$352,921	$329,980	$313,232
Less average PPP loans	(82,132)	(62,086)	-	-	-
Adjusted average loans, excluding loans held for sale (non-GAAP)	$377,852	$365,816	$352,921	$329,980	$313,232

Interest on loans, excluding loans held for sale	5,000	4,745	4,363	4,160	4,093
Less interest income and earned fee income on PPP loans	(530)	(392)	-	-	-
Adjusted interest on loans, excluding loans held for sale (non-GAAP)	$4,470	$4,353	$4,363	$4,160	$4,093

Average loan yield, excluding loans held for sale (GAAP)	4.35%	4.44%	4.95%	5.04%	5.23%
Adjusted average loan yield, excluding loans held for sale (non-GAAP)	4.73%	4.76%	-	-	-

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Pre-Tax Pre-Provision Calculation (9-months) (Unaudited)
(dollars in thousands except per share amounts)

	Nine Months Ended
	September 30, 2020	September 30, 2019
Net Income
Net earnings (GAAP)	$2,917	$2,595
Plus: provision for loan losses	2,484	585
Plus: income taxes	901	835
PTPP net earnings (non-GAAP)	$6,302	$4,015

Earnings per Share EPS
Weighted average common shares, diluted	3,139,256	3,147,767
EPS, diluted (GAAP)	$0.92	$0.83
PTPP EPS, diluted (non-GAAP)	$2.01	$1.28

Return on Average Assets (ROAA)
Average assets	$582,054	$441,604
ROAA (GAAP)	0.67%	0.78%
PTPP ROAA (non-GAAP)	1.44%	1.21%

Return on Average Common Equity
Average common equity (GAAP)	$56,834	$52,441
ROAE (GAAP)	6.84%	6.60%
PTPP ROAE (non-GAAP)	14.78%	10.21%

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2300
Prime Meridian Holding Company
Website: www.primemeridianbank.com